Exhibit 99.4

Narrator: Time immemorial. Humanity has been fascinated with space. But perhaps we’ve spent so much time looking up, that we’ve forgotten to look down. There beneath our noses lies the greatest hidden secrets and they key to our survival on this earth. Our oceans are truly the last frontier on this planet. But that is changing. Over the past century, the best thinkers, dreamers and makers have made gigantic strides to achieve the impossible in space. But what if those same people redirected their attention from the galaxies beyond, to the depths below? What could we accomplish? What could we create? What could we do to save our planet? What if we could transform what is possible underneath the ocean waters? And what if instead of requiring this……we had this.

With premier technology from some of NASA’s greatest minds, determined to bring green solutions to an antiquated blue economy. We have created the Aquanaut, the first and only underwater autonomous robot: the deep sea pioneer, a transformer, a shapeshifter, and a catalyst that is modernizing the way we communicate, build, travel and work and we are only just getting started. Nauticus.

This document relates to a proposed transaction between CleanTech Acquisition Corp. and Nauticus Robotics, Inc. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. CleanTech intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of CleanTech, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all CleanTech stockholders. CleanTech also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of CleanTech are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by CleanTech through the website maintained by the SEC at www.sec.gov.

CleanTech and Nauticus and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from CleanTech’s stockholders in connection with the proposed transaction. A list of the names of the directors and executive officers of CleanTech and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

For investor and media inquiries, please contact:

Gateway Group

IR: Cody Slach or Jeff Grampp, CFA

PR: Jordan Schmidt or Natalie Balladarsch

Phone: (949) 574-3860

E-mail : CLAQ@gatewayir.com